                                                                EXHIBIT 99(a)(1)

                          OFFER TO PURCHASE FOR CASH
        ALL OUTSTANDING SHARES OF COMMON STOCK AND CLASS B COMMON STOCK

                                      OF

                       ALL AMERICAN COMMUNICATIONS, INC.

                                      AT

                             $25.50 NET PER SHARE

                                      BY

                         PEARSON MERGER COMPANY, INC.

                         A WHOLLY OWNED SUBSIDIARY OF

                                  PEARSON PLC

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON TUESDAY, NOVEMBER 4, 1997, UNLESS EXTENDED.


  THE BOARD OF DIRECTORS OF ALL AMERICAN COMMUNICATIONS, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK, $.0001 PAR VALUE PER SHARE (THE "COMMON STOCK"), AND CLASS B COMMON STOCK, $.0001 PAR VALUE PER SHARE (THE "CLASS B COMMON STOCK", AND TOGETHER WITH THE COMMON STOCK, THE "SHARES"), WHICH CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OF COMMON STOCK AND A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON THE EXPIRATION DATE (INCLUDING FOR PURPOSES OF SUCH CALCULATION ALL SHARES ISSUED UPON EXERCISE OF ALL VESTED AND UNVESTED STOCK OPTIONS AND WARRANTS PRIOR TO OR SIMULTANEOUSLY WITH THE ACCEPTANCE OF THE OFFER) (THE "MINIMUM CONDITION"). BENEFICIAL OWNERS OF APPROXIMATELY 55.79% OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF COMMON STOCK AND CLASS B COMMON STOCK (EXCLUDING, IN EACH CASE, OPTIONS AND WARRANTS) HAVE AGREED TO TENDER SHARES OF THEIR COMMON STOCK EQUAL TO 49.9% OF THE OUTSTANDING SHARES OF COMMON STOCK AND ALL (APPROXIMATELY 48% OF THE OUTSTANDING SHARES OF CLASS B COMMON STOCK) OF THEIR SHARES OF CLASS B COMMON STOCK (WHICH ASSUMING NO EXERCISE OF OPTIONS OR WARRANTS CONSTITUTES 3,502,759 SHARES OF COMMON STOCK AND 2,470,000 SHARES OF CLASS B COMMON STOCK, OR APPROXIMATELY 49% OF THE OUTSTANDING SHARES) PURSUANT TO THE OFFER. SEE
SECTION 11. THE OFFER IS ALSO CONDITIONED UPON EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 AND RECEIPT OF ANY APPROVAL REQUIRED BY THE GERMAN FEDERAL CARTEL OFFICE. SEE SECTION 16.
                                ---------------
                                   IMPORTANT
  Any stockholder desiring to tender all or any portion of such holder's Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing the tendered Shares and all other required documents to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3 of this Offer to Purchase.

  Questions and requests for assistance and for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.
                                ---------------
                     THE DEALER MANAGER FOR THE OFFER IS:
                            LAZARD FRERES & CO. LLC
                                ---------------
October 7, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 INTRODUCTION.............................................................   3
  1. Terms of the Offer..................................................    4
  2. Acceptance for Payment and Payment..................................    6
  3. Procedures for Tendering Shares.....................................    7
  4. Withdrawal Rights...................................................    9
  5. Certain Tax Considerations..........................................    9
  6. Price Range of Shares; Dividends....................................   11
  7. Certain Information Concerning the Company..........................   12
  8. Certain Information Concerning Parent and Purchaser.................   15
  9. Sources and Amounts of Funds........................................   18
 10. Background of the Offer; Contacts with the Company..................   19
 11. The Offer and Merger; Merger Agreement; Other Agreements............   21
 12. Purpose of the Offer and the Merger; Plans for the Company..........   33
 13. Effect of the Offer on the Market for the Shares; Exchange Act
      Registration; Margin Regulations; Voting...........................   33
 14. Dividends and Distributions.........................................   34
 15. Conditions to the Offer.............................................   34
 16. Certain Legal Matters; Regulatory Approvals.........................   36
 17. Fees and Expenses...................................................   39
 18. Miscellaneous.......................................................   39
 Schedule I--Directors and Executive Officers of Pearson Merger Company,
  Inc. and Pearson plc.................................................... S-1

To the Holders of Common Stock
 and Class B Common Stock of
 All American Communications, Inc.:

                                 INTRODUCTION

  Pearson Merger Company, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Pearson plc, a corporation incorporated under the laws of England ("Parent" or "Pearson"), hereby offers to purchase all of the outstanding shares of Common Stock, $.0001 par value per share (the "Common Stock"), and all of the outstanding shares of Class B Common Stock, $.0001 par value per share (the "Class B Common Stock," and together with the Common Stock, "Shares"), of All American Communications, Inc., a Delaware corporation (the "Company"), at $25.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser or Parent will pay all charges and expenses of Lazard Freres & Co. LLC ("Lazard"), which is acting as the Dealer Manager (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services (the "Depositary"), and D.F. King & Co., Inc. (the "Information Agent"), incurred in connection with the Offer in accordance with the terms of agreements entered into between Purchaser and/or Parent and such persons. See
Section 17. For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchase, unless the context otherwise requires.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OF COMMON STOCK AND A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON THE EXPIRATION DATE (INCLUDING FOR PURPOSES OF SUCH CALCULATION ALL SHARES ISSUED UPON EXERCISE OF ALL VESTED AND UNVESTED STOCK OPTIONS AND WARRANTS PRIOR TO OR SIMULTANEOUSLY WITH THE ACCEPTANCE OF THE OFFER).

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 1, 1997 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer (the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned by Parent, Purchaser, or any of the wholly owned subsidiaries of Parent (collectively, "Parent Companies") or shares held in the treasury of the Company will be converted into and represent the right to receive $25.50 in cash or any higher price that may be paid per Share in the Offer, without interest (the "Merger Price"). See Section 11.

  Simultaneously with entering into the Merger Agreement, Anthony J. Scotti, Benjamin Scotti, Myron Roth, Thomas Bradshaw, Sydney D. Vinnedge, Lawrence E. Lamattina and The Interpublic Group of Companies, Inc. (the "Selling Stockholders"), entered into a stockholders agreement, dated as of October 1, 1997, with Parent and Purchaser (the "Stockholders Agreement"). The Selling Stockholders beneficially own 4,319,260 shares of Common Stock (61.53% of the Common Stock) and 2,470,000 shares of Class B Common Stock (excluding, in each case, options and warrants) representing 55.79% of the total outstanding Shares. Pursuant to the Stockholders Agreement, the Selling Stockholders have agreed, among other things, to validly tender and sell into the Offer all such Shares which are owned of record or beneficially by such Selling Stockholders prior to the Expiration Date (as hereinafter defined) and vote such Shares in favor of the Merger, in each case upon the terms and subject to conditions and limitations set forth in the Stockholders Agreement, including the limitation that the shares of Common Stock that are subject to such agreements shall be limited to 49.9% of the outstanding Common Stock (including shares of Common Stock issued upon exercise of any stock options or warrants). Based upon the number of Shares outstanding as of September 23, 1997, and assuming no exercise of options or warrants to purchase Shares, the agreement described above would be applicable to 3,502,759 shares of Common Stock and 5,972,759 Shares overall. The Stockholders Agreement is more fully described in Section 11.

  The Company has advised the Purchaser and Parent that as of September 23, 1997 there were (i) 7,019,557 shares of Common Stock and 5,149,650 of Class B Common Stock issued and outstanding, (ii) 80,000 of Common Stock and 578,200 shares of Class B Common Stock held in the treasury of the Company,
(iii) 3,617,706 shares of Common Stock and Class B Common Stock subject to outstanding options, warrants or other rights to acquire Shares, and (iv) 30,000 shares of Common Stock awarded but not issued. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 3,509,779 shares of Common Stock and 6,084,605 Shares overall (7,020 shares of Common Stock and 111,846 Shares overall in addition to those covered by the Stockholders Agreement), assuming none of such warrants or options or other rights to acquire Shares are exercised and such options, warrants or other rights are settled as described in Section 11. If the Minimum Condition is satisfied and Purchaser accepts for payment Shares tendered pursuant to the Offer, Purchaser will be able to elect a majority of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

  Options to purchase Shares which are unvested will become accelerated as a result of the acceptance of the Offer, so as to permit the exercise of any such unvested options and the tender of the underlying Shares.

  The Company's Restated Certificate of Incorporation provides that the Class B Common Stock, which is non-voting stock, automatically converts to Common Stock, which is voting stock, upon a Change of Control (as defined in the Company's Restated Certificate of Incorporation). Parent and Purchaser believe that the execution of the Stockholders Agreement does not result in a Change of Control.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF THE COMPANY. ACCORDINGLY, SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("DELAWARE LAW") (WHICH RESTRICTS THE ABILITY OF AN "INTERESTED STOCKHOLDER" FROM ENGAGING IN A "BUSINESS COMBINATION" WITH A DELAWARE CORPORATION FOR A PERIOD OF THREE YEARS FOLLOWING THE DATE ON WHICH SUCH STOCKHOLDER BECAME AN "INTERESTED STOCKHOLDER") IS INAPPLICABLE TO THE OFFER AND THE MERGER AND THE STOCKHOLDERS AGREEMENT. SEE SECTION 16.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, November 4,

1997, unless and until Purchaser, subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is subject to certain conditions set forth in Section 15, including satisfaction of the Minimum Condition and the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any required approvals in connection with any pre-merger notification filing with the German Federal Cartel Office. If any such condition is not satisfied prior to the expiration of the Offer, Purchaser may, subject to the terms of the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition (other than the Minimum Condition) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date or (iv) delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

  Parent expressly reserves the right to waive any such condition other than the Minimum Condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that the Merger Agreement provides that no change may be made to the Minimum Condition, and no change may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer other than those set forth in Section 15 or which extends the Offer (except as set forth in the following sentence). Notwithstanding the foregoing, Parent may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Parent's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Parent's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but (x) the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90% and (y) Parent reasonably believes that such extension would cause the number of validly tendered and not withdrawn shares to exceed 90% of the outstanding Shares. Notwithstanding the foregoing, the Company may terminate the Merger Agreement if Parent or Purchaser shall not have purchased any Shares pursuant to the Offer by the later of 45 days after the date of the Merger Agreement and three business days after the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act and any required approvals in connection with any pre-merger notification filing with the German Federal Cartel Office have been obtained.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, subject to the Merger Agreement, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in the Offer Price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in the Offer Price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If, prior to the Expiration Date, Purchaser should decide to increase the Offer Price, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 AM through 12:00 midnight, New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the terms and conditions of the Merger Agreement and the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date as soon as practicable after the later of (i) the Expiration Date and (ii) satisfaction or waiver of the conditions to the Offer set forth in Section 15 in accordance with the terms of the Merger Agreement. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 1.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or in the case of a book-entry transfer, an Agent's Message (as defined in Section 3) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Stock Certificates are submitted for more Shares than are tendered, Stock Certificates for Shares not purchased or tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities (as defined in Section 3)), without expense to the tendering stockholder, as promptly as practicable after the expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES

  Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Stock Certificates evidencing such Shares to be tendered must be received by the Depositary along with the Letter of Transmittal or
(ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary including an Agent's Message, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each of The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Generally, signatures on all Letters of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed
(a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution.

  If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on such Stock Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the

Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

    (iii) the Stock Certificates for such Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Back-Up Federal Income Tax Withholding. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. In order to avoid such backup withholding, each tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the stockholder is a nonresident alien or foreign entity not subject to backup withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

  Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents given by the stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after December 6, 1997 if they have not previously been accepted for payment as provided in this Offer to Purchase.

  To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution), must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Stock Certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

  Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSIDERATIONS

  The summary of tax consequences set forth below is for general information only and is based on the federal income tax law as currently in effect, including modifications made by the Taxpayer Relief Act of 1997. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities and regulated investment companies); nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of
Section 1221 of the Code. The precise tax consequences of the Offer or the Merger will depend on the particular circumstances of the holder. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each Share tendered pursuant to the Offer.

  Pursuant to the Tax Relief Act of 1997, long-term capital gains recognized after July 28, 1997, on marketable securities such as the Shares, will be taxable at a maximum rate of 20% for individuals if the individual's holding period is more than 18 months and 28% if the holding period is more than one year but not more than 18 months. Short term capital gain for individuals is taxed at the same rate as ordinary income or, a maximum rate of 39.6%. Corporations are taxed at a maximum rate of 35% on both ordinary income and capital gain.

  Withholding. Unless a stockholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such stockholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Offer, the Merger or as a result of the exercise of the holder's dissenters' rights. Stockholders should contact their brokers to ensure compliance with such procedures. Foreign stockholders should consult with their tax advisors regarding U.S. withholding taxes in general.

  Dissenters. A stockholder who does not sell Shares in the Offer or the Merger and who exercises and perfects such stockholder's rights under Delaware Law to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See Section 16.

6. PRICE RANGE OF SHARES; DIVIDENDS

  The Common Stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") National Market ("NNM") under the symbol AACI. The Class B Common Stock is traded on the NNM under the symbol AACIB. The following table sets forth, for the periods indicated, the high and low closing sale prices per Share for the Common Stock and the Class B Common Stock. For the period prior to December 14, 1995, the table sets forth the high and low bid price quotations per Share of the Common Stock as reported on the NASDAQ SmallCap Market. The sale prices per Share set forth below are as reported in published financial sources and do not include commissions.

                                                                    CLASS B
                                                 COMMON STOCK    COMMON STOCK
                                                --------------- ---------------
                                                  LOW    HIGH     LOW    HIGH
                                                ------- ------- ------- -------
YEAR ENDING DECEMBER 31, 1997
  First Quarter................................ $12.500 $15.250 $ 8.750 $11.875
  Second Quarter...............................  12.375  15.250  10.875  13.906
  Third Quarter................................  14.250  24.375  12.250  22.750
YEAR ENDED DECEMBER 31, 1996
  First Quarter................................   9.625  12.250   7.750   9.125
  Second Quarter...............................  10.000  11.875   7.370   9.125
  Third Quarter................................   8.875  11.250   5.250   8.875
  Fourth Quarter...............................  11.500  14.375   8.620  10.750
YEAR ENDED DECEMBER 31, 1995
  First Quarter................................   6.250  10.000     --      --
  Second Quarter...............................   8.250  11.500     --      --
  Third Quarter................................   9.750  13.688     --      --
  Fourth Quarter (through December 13, 1995)...   9.875  13.375     --      --
  Fourth Quarter (commencing December 14,
   1995).......................................   9.250  10.625   8.375  10.625

  On September 29, 1997, the last full trading day prior to a news release on Reuters identifying that Parent might be making an offer to acquire the Company, and indicating the price range for the offer, the reported closing sale price per share of Common Stock and Class B Common Stock (as reported in The Wall Street Journal on September 30, 1997) was $23.375 and $20.125, respectively. On September 30, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing sale price per Share of Common Stock and Class B Common Stock (as reported in The Wall Street Journal on October 1, 1997) was $24.375 and $22.75, respectively. On October 3, 1997, two trading days prior to commencement of the Offer, the reported closing sale price per Share of Common Stock and Class B Common Stock (as reported in The Wall Street Journal on October 6, 1997) was $25.25 and $24.9375, respectively. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

 Dividends.

  The Purchaser has been advised by the Company that the Company did not pay dividends on its Common Stock or Class B Common Stock during the years ended December 31, 1996, 1995 or 1994. The Merger Agreement prohibits the Company from declaring or paying any dividends until the effectiveness of the Merger. Further, the Company's Credit Facility and Senior Subordinated Notes (both as hereinafter defined) restrict the payment of dividends to holders of the Common Stock or Class B Common Stock.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

  The following information concerning the Company has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission (the "Commission"), other publicly available information and information provided by the Company. Although neither Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

  General. The Company is a Delaware corporation with its headquarters located at 808 Wilshire Boulevard, Santa Monica, California 90401. The Company is a diversified entertainment company with operations in television and recorded music production and distribution. The Company is a leading independent producer and distributor of television programming and believes it is the largest supplier of game show programming in multiple formats and languages worldwide.

  Available Information. The Company is subject to the information requirements of the Exchange Act, and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in periodic statements filed with the Commission. These reports, proxy statements, and other information, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K"), the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and the Schedule 14D-9, are available for inspection and copying at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports and other information.

  A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached to Purchaser's Tender Offer Statement on Schedule 14D-1, dated October 7, 1997 (the "Schedule 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by Purchaser with the Commission, may be examined and copied at the offices of the Commission in the manner set forth above.

  Certain Financial Information for the Company. The following table sets forth certain summary consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company 10-K and the unaudited financial information contained in the Company's Quarterly Reports on Form 10-Q for the six months ended June 30, 1996 and 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. Neither Parent nor Purchaser assumes any responsibility for the accuracy of the financial information set forth below.

                       ALL AMERICAN COMMUNICATIONS, INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                               ($ IN THOUSANDS)

                                                YEAR ENDED     SIX MONTHS ENDED
                                               DECEMBER 31,        JUNE 30,
                                             ----------------- -----------------
                                               1995     1996     1996     1997
                                             -------- -------- -------- --------
                                                                  (UNAUDITED)
OPERATING DATA:
Revenues:
  Television...............................  $206,734 $210,874 $ 71,673 $ 94,707
  Recorded music and merchandising.........    22,026   25,584   15,815    9,810
                                             -------- -------- -------- --------
                                              228,760  236,458   87,488  104,517
                                             -------- -------- -------- --------
Expenses:
  Television...............................   164,764  152,252   51,465   68,845
  Recorded music and merchandising.........    15,803   17,903   11,551    5,348
  Selling, general and administrative......    24,102   26,197   13,293   14,337
  Goodwill amortization....................     2,399    4,602    2,186    2,271
                                             -------- -------- -------- --------
                                              207,068  200,954   78,495   90,801
                                             -------- -------- -------- --------
Operating income...........................    21,692   35,504    8,993   13,716
                                             -------- -------- -------- --------
Income from continuing operations, before
 extraordinary charge......................     7,248   14,106    2,223    3,573
                                             -------- -------- -------- --------
Net income from continuing operations......  $  7,248 $ 12,686 $  2,223 $  3,573
                                             ======== ======== ======== ========
Income per share from continuing operations
 (1):
  Before extraordinary charge..............  $   0.87 $   1.18 $   0.19 $   0.27
                                             ======== ======== ======== ========
  After extraordinary charge...............  $   0.87 $   1.06 $   0.19 $   0.27
                                             ======== ======== ======== ========
Income per share...........................  $   0.87 $   1.06 $   0.19 $   0.27
                                             ======== ======== ======== ========
BALANCE SHEET DATA:
Receivables, net...........................  $115,581 $109,982 $ 74,560 $ 83,784
Television program costs, net..............    74,644   94,031   95,392  110,781
Total assets...............................   301,582  359,735  306,502  357,216
                                             -------- -------- -------- --------
Notes payable..............................   134,982  179,000  143,352  174,000
Total liabilities..........................   233,302  271,765  234,923  268,511
                                             -------- -------- -------- --------
Stockholders' equity.......................    68,280   87,970   71,579   88,705
                                             ======== ======== ======== ========

--------
(1) Fully diluted earnings per share for 1994 through 1996 were restated to reflect the November 1996 redemption of the Company's 6 1/2% Convertible Subordinated Notes. As a result of such restatement, the presentation of fully diluted earnings per share is no longer required for the periods 1993 through 1996.

  Projected Financial Information. In connection with Parent's review of the Company and in the course of the negotiations described in Section 10, the Company and its representatives provided Parent with certain business and financial information relating to the projected potential performance of the Company over the next 10 years which Parent and Purchaser believe is not publicly available. Following is a summary of the material forecast and financial model information which was prepared by the Company in connection with the discussion of a possible transaction.

                SUMMARY FINANCIAL OUTLOOK (AS OF JANUARY 1997)
                               ($ IN THOUSANDS)

                                              1997     1998     1999     2000
                                            -------- -------- -------- --------
Revenues
  Television............................... $265,039 $294,974 $289,971 $320,035
  Recorded music and merchandising.........   25,617   29,461   33,873   38,960
                                            -------- -------- -------- --------
Total Revenues............................. $290,656 $324,435 $323,844 $358,995
Expenses, excluding
 amortization of goodwill
  Television...............................  216,207  231,388  225,042  241,554
  Recorded music and merchandising.........   23,862   29,351   32,280   35,514
  Corporate and depreciation...............    7,000    7,500    7,800    8,100
                                            -------- -------- -------- --------
Total Expenses............................. $247,069 $268,239 $265,122 $285,168
Operating income before amortization,
 interest and taxes........................ $ 43,587 $ 56,196 $ 58,722 $ 73,827
Free cash flow (before interest but after
 tax)...................................... $ 35,901 $ 32,396 $ 62,529 $ 44,148

  In addition to the above information, the forecasts which the Company provided to Parent estimated the following results for the years 2001 through 2006: total revenues ranging from approximately $376.5 million to $512.5 million, operating income ranging from approximately $80.0 million to $128.6 million and free cash flow ranging from approximately $60.9 million to $82.9 million. Subsequent to providing such projections, members of the Company's management advised Parent that poor ratings received by the Company with respect to its television show "Arthel & Fred" launched in September 1997 could result in a reduction in operating income of $4.0 million to $6.0 million for the year ending December 31, 1997. In reaching its decision to acquire the Company, Parent made certain assumptions of its own with regard to revenues, operations and costs of the Company's businesses as a wholly-owned subsidiary including expense reductions based on integration with similar businesses now owned by Parent, which assumptions are not reflected in the above financial information.

  FURTHER, THE COMPANY HAS ADVISED PARENT AND PURCHASER THAT THE FOREGOING FORECAST AND FINANCIAL MODEL INFORMATION (THE "PROJECTIONS") WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE COMPANY DID NOT MAKE ANY REPRESENTATIONS TO THE PARENT OR THE PURCHASER CONCERNING THE PROJECTIONS. THE PROJECTIONS HAVE NOT BEEN UPDATED BY THE COMPANY. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE PROVIDED TO PARENT. PARENT DID AN INDEPENDENT ASSESSMENT OF THE COMPANY'S VALUE AND DID NOT RELY TO ANY MATERIAL DEGREE UPON THE FOREGOING PROJECTIONS. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, ALL OF WHICH MAY NOT BE REALIZED

AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS SET FORTH ABOVE WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER, THE COMPANY, ANY OF THEIR RESPECTIVE ADVISORS OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. NONE OF THE COMPANY, PARENT, PURCHASER OR ANY OTHER PARTY INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT SUCH PROJECTIONS WILL NOT BE REALIZED.

  THE PROJECTIONS SET FORTH ABOVE CONSTITUTE FORWARD-LOOKING INFORMATION. FOR A DISCUSSION OF CERTAIN FACTORS REGARDING SUCH FORWARD-LOOKING INFORMATION SEE "--CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION" BELOW.

  Cautionary Statement Regarding Forward-Looking Information. Parent and Purchaser have identified the following important factors which could cause the Company's actual results to differ materially from the foregoing projections:

  (a) The Company's ability to (i) further develop, produce and distribute programming for the international and domestic market, (ii) continue to license formats for future exploitation and production, (iii) continue to identify and consummate suitable acquisition or expansion opportunities and the risks of such growth and (iv) maintain its sources of quality programming,
(b) audience reaction to current and future Company programming, (c) sufficiency of the Company's working capital, availability of borrowings and cash flow from operating activities for the Company's future operating and capital expenditures, (d) competition from major entertainment companies and others, (e) dependence on a limited number of continuing and new projects,
(f) fluctuations in ratings and advertising rates, (g) other risks detailed in the Company's filings with the Commission, (h) the speculative nature of the television and recorded music businesses; and (i) significant fluctuations on results of operations from period to period depending on, among other things, the delivery or availability dates of certain programs.

8. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

  General. Parent is an international media group with a diverse range of skills in newspaper, magazine and book publishing, on-line and software services, television and visitor attractions. Parent focuses these core skills, through separate business divisions, on three markets worldwide: information, education and entertainment. Parent also has significant interests in investment banking. For a description of the Company's investment in Lazard, see Section 17. Parent's principal executive office is located at 3 Burlington Gardens, London W1X 1LE.

  The Purchaser, a Delaware corporation, was recently incorporated for the purpose of acquiring the Company. The Purchaser has not conducted any other business. The principal executive office of the Purchaser is located at 30 Rockefeller Plaza (50th Floor), New York, New York 10112. All outstanding shares of common stock of Purchaser are indirectly owned by Parent.

  The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent as well as the name, principal business and address of the corporation or other organization in which such present occupation or employment is carried on are set forth in Schedule I hereto.

  Summary Financial Information for Parent. Set forth below is a summary of certain selected financial information with respect to Parent for the years ended December 31, 1994, 1995 and 1996. The selected consolidated financial data are stated in pounds sterling. On October 1, 1997, The Wall Street Journal reported that, as of September 30, 1997, one pound sterling equaled
1.6154 U.S. dollars.

             SUMMARY CONSOLIDATED FINANCIAL INFORMATION FOR PARENT
                            ((Pounds) IN MILLIONS)

                                          YEAR ENDED DECEMBER 31,
                                 ---------------------------------------------
                                     1994            1995            1996
                                 -------------   -------------   -------------
     PROFIT AND LOSS:
     Revenue
       Continuing operations...  (Pounds)1,413   (Pounds)1,687   (Pounds)2,049
       Discontinued operations.            137             143             137
                                 -------------   -------------   -------------
     Total revenue.............  (Pounds)1,550   (Pounds)1,830   (Pounds)2,186
                                 =============   =============   =============
     Operating profit
       Continuing operations...  (Pounds)  257   (Pounds)  238   (Pounds)  146
       Discontinued operations.             16              22              35
                                 -------------   -------------   -------------
     Total operating profit....            273             260             181
     Non-operating items*......             41             129             215
     Interest..................            (16)            (24)            (40)
                                 -------------   -------------   -------------
     Profit before tax.........            298             365             356
     Taxation..................            (74)            (93)           (108)
     Minority interest.........             (1)            (11)             (8)
                                 -------------   -------------   -------------
     Profit after tax and
      minorities...............  (Pounds)  223   (Pounds)  261   (Pounds)  240
                                 =============   =============   =============

--------
  * Includes profits/(losses) on disposal of fixed assets and businesses.

                                          YEAR ENDED DECEMBER 31,
                                 ---------------------------------------------
                                     1994            1995            1996
                                 -------------   -------------   -------------
     BALANCE SHEET:
     Tangible fixed assets.....  (Pounds)  543   (Pounds)  530   (Pounds)  484
     Working capital*..........            289             410             390
     Investments and other net
      assets**.................            613             113             138
                                 -------------   -------------   -------------
     Net trading assets........  (Pounds)1,445   (Pounds)1,053   (Pounds)1,012
                                 =============   =============   =============
     Shareholders funds........  (Pounds)1,036   (Pounds)  833   (Pounds)  389
     Provisions and minorities.            263             157             193
     Net debt***...............            146              63             430
                                 -------------   -------------   -------------
     Capital employed..........          1,445           1,053           1,012
                                 -------------   -------------   -------------
     Cumulative goodwill
      written off..............  (Pounds)1,042   (Pounds)1,438   (Pounds)1,896
                                 =============   =============   =============

--------
  * Includes trading receivables, plus inventories less trading payables.

 ** Includes investments, taxation, dividends payable and non-trading receivables and payables.

*** The split of net debt between cash and borrowings is as follows:

                                               YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                            1994         1995          1996
                                        ------------  -----------  ------------
     Cash.............................. (Pounds) 367  (Pounds)672  (Pounds) 299
     Borrowings........................         (513)        (735)         (729)
                                        ------------  -----------  ------------
     Net debt.......................... (Pounds)(146) (Pounds)(63) (Pounds)(430)
                                        ============  ===========  ============

  Pearson's selected consolidated financial data included herein have been prepared in accordance with applicable United Kingdom ("UK") accounting standards, including the Companies Act of 1985, FRS 1 (Revised 1996) "Cash Flow Statements" and FRS 8 "Related Party Disclosures," which represent generally accepted accounting principles in the UK ("U.K. GAAP"). The Directors' Report & Accounts 1996 (the "Annual Report"), a copy of which has been filed with the Commission as Exhibit (g) to the Schedule 14D-1, is incorporated herein by reference. The Annual Report may be examined and copies may be obtained at the places and in the manner set forth under the heading "--Available Information" in Section 7 of this Offer to Purchase. U.K. GAAP differs in certain significant respects from United States generally accepted accounting principles ("U.S. GAAP"). Pearson has not determined its financial position or results of operations for any period under U.S. GAAP. A general summary of the significant differences between UK GAAP and U.S. GAAP is set forth below under "--Summary of Certain Significant Differences Between U.K. and U.S. GAAP." Pearson, however, believes that the differences between UK GAAP and U.S. GAAP are not material to a decision by a holder of Shares whether to sell, tender or hold any Shares.

  Parent is partially exempt from the informational filing requirements of the Exchange Act but furnishes to the Commission the information which it files with the London Stock Exchange.

 Summary of Certain Significant Differences Between U.K. and U.S. GAAP

  The consolidated accounts of Parent are prepared in accordance with U.K. GAAP, which differs in certain respects from U.S. GAAP. The following is a general summary of the significant differences:

  Goodwill. The excess of the cost of shares in subsidiaries and associates over the fair value of underlying separable net assets at the date of acquisition and other purchased goodwill is deducted from Pearson's consolidated stockholders' equity in the year of acquisition. Under U.S. GAAP, goodwill is capitalized and amortized over its estimated useful life, but not more than 40 years.

  Property. Freehold and long leasehold property may be revalued, and the surplus or deficit arising on such revaluation is included in Parent's consolidated reserves which form part of ordinary stockholders' equity. Revaluation of freehold and long leasehold property is not permitted under U.S. GAAP.

  Inventory. Inventory is valued at the lower of cost or realizable value. In the UK, cost of inventory, other than long-term work in progress, is calculated using FIFO (first in first out) or average. U.S. GAAP allows LIFO (last in first out) to be used in addition to the two former methods.

  Disposal of businesses. Profits and losses on disposal of a subsidiary or associate under U.K. GAAP are calculated as the net of the proceeds over (i) carrying value plus (ii) amounts with respect to goodwill previously charged to stockholders' equity. U.S. GAAP reflects the unamortized element of goodwill in the calculation.

  Dividends. Ordinary share dividends are provided in the financial year in respect of which they are declared by the board of directors. Under U.S. GAAP, such dividends are not provided for until the date declared.

  Deferred Taxation. Deferred taxation is provided where it is probable that a taxation liability will crystallize. Under U.S. GAAP, as provided by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", full provision must generally be made for all potential taxation liabilities.

  Pensions. Pension costs, based on actuarial assumptions and methods, are charged in the accounts so as to allocate the cost of providing benefits over the service lives of employees in a consistent manner approved by the actuary. U.S. GAAP prescribes the method of actuarial valuation and also requires assets to be assessed at fair value and the assessment of liabilities to be based on current interest rates.

  Interest in Shares; Contracts and Relationships With Respect to Company Securities. Except as described in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on
Schedule I or any associate or wholly-owned or majority-owned subsidiary of the Purchaser, Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares. Except as described in this Offer to Purchase, none of Purchaser, Parent or, to the best of their knowledge, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past sixty
(60) days.

  Except as described in this Offer to Purchase, none of Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994, none of Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between any of Parent, the Purchaser or, to the best of their knowledge, any of the persons listed on
Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

9. SOURCES AND AMOUNTS OF FUNDS

  The total amount of funds required by the Purchaser and Parent to consummate the Offer and the Merger (including the cash out of stock options and warrants as described in Section 11) and to pay related fees and expenses (approximately $4 million) is estimated to be approximately $377 million. The Company's Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of April 13, 1995, as amended and restated as of October 23, 1996, and as in effect on the date hereof (the "Credit Facility"), between the Company and The Chase Manhattan Bank, as agent and fronting bank ("Chase") provides that upon a Change of Control, as defined therein, Chase will have the right to accelerate the indebtedness outstanding thereunder and take the other remedies provided therein. Although the execution of the Stockholders Agreement may constitute a Change of Control, Chase orally agreed to waive any right it may have to consider such event to be a Change of Control and is currently seeking a written waiver from the necessary number of lenders under the Credit Agreement. Additionally, the Indenture with respect to the Company's Senior Subordinated Notes due 2001 (the "Senior Subordinated Notes") provides that the Company is required to make an offer to repurchase all of such Senior Subordinated Notes upon a Change of Control (as defined in the Indenture), which provision would be triggered by the purchase of Shares in the Offer, at an amount equal to 101% of the principal amount of the Senior Subordinated Notes plus accrued and unpaid interest thereon. The acceleration of the Credit Facility would permit the noteholders or the trustee under the Indenture to accelerate the Senior Subordinated Notes and take the other remedies provided therein. The aggregate amount of debt outstanding under the Credit Facility and the Senior Subordinated Notes was approximately $182 million (excluding accrued interest) at October 3, 1997. If any such indebtedness is accelerated or such offer to repurchase is accepted, the Purchaser and Parent will require additional funds to repay such indebtedness.

  The total amount required for the Offer, Merger, related fees and expenses and the refinancing of indebtedness described above, net of estimated cash of approximately $37 million, would total approximately $522 million. This amount will be provided to Purchaser by Parent, both directly and indirectly, via other wholly owned subsidiaries, through loans, advances or capital contributions.

  Approximately $300 million of the total amount to make such loans, advances or contributions will be obtained by Parent from its working capital; the remainder will be obtained by Parent from bank borrowings.

Such bank borrowings are expected to be made pursuant to a (Pounds)325 million multicurrency Multi-Option Facility (the "Facility") among Parent, Pearson Inc., Samuel Montagu & Co. Limited as Facility Agent, Midland Bank PLC as Dollar Swing-Line Agent and certain other financial institutions. A copy of the Facility agreement has been filed with the Commission as Exhibit (b) to the Schedule 14D-1. Such borrowings will be unsecured and repayable (with a right to reborrow) on the last day of each advance period of up to six months, with full and final repayment and termination of the Facility on August 25, 2002. Borrowed amounts will bear interest payable at the end of each advance period, at a rate not exceeding the relevant London Interbank Offered Rate plus 0.11 percent per annum. The Facility includes customary covenants by Pearson, Inc. and Parent including an interest coverage covenant. No plans have been made to refinance any such borrowings under the Facility.

  Parent may, if more advantageous financial terms are available, choose to borrow under one or more credit facilities other than the Facility.

  THE OFFER IS NOT CONDITIONED UPON THE PURCHASER OBTAINING FINANCING.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

  Parent's indirect, wholly owned subsidiary, Grundy International Operations, Ltd. ("Grundy") has had substantial contacts with the Company since the Company's acquisition of a 50% interest in Mark Goodson Productions, L.P. ("Goodson") in October 1995 (which was completed as to the remaining 50% interest in January 1996). Grundy had entered into an agreement as of June 28, 1991 with an affiliate of Goodson pursuant to which such Goodson affiliate licensed to Grundy in certain territories the right to distribute game shows and to produce new episodes based on game show formats for a period of five years, subject to extension. In 1994 and 1995, prior to the Company's acquisition of Goodson, Grundy had discussions and negotiations with respect to the possible acquisition of Goodson but did not proceed with such acquisition.

  In late October 1995, Greg Dyke, Chief Executive and Chairman of Pearson Television Limited, an indirect, wholly owned subsidiary of Parent ("Pearson TV") and as of March 1996 a Director of Parent, and other representatives of Pearson TV met with Anthony J. Scotti, President and Chief Executive Officer of the Company, and other representatives of the Company to have preliminary discussions concerning the Company's business and a potential transaction. Additional discussions between representatives of Pearson TV and the Company concerning a potential transaction took place through early December 1995.

  On November 20, 1995, Parent and the Company executed a confidentiality agreement (the "Confidentiality Agreement"), and the Company provided to Pearson TV certain limited confidential non-public information concerning the Company. In early December 1995, the Company informed Pearson TV that the Company desired not to proceed with any further discussions with Pearson TV or its affiliates. At the Company's request, all discussions were terminated and Pearson TV returned to the Company all information it was provided by the Company.

  On February 16, 1996, following renewed contact between Parent and the Company, the Company sent a letter to Pearson TV reinstating the Confidentiality Agreement. In March and April 1996, the Company provided additional information to Parent and representatives of the Company had several meetings with representatives of Parent and Pearson TV to further discuss a potential transaction. Discussions between the two companies came to a standstill in April 1996.

  During May 1996 and August 1996, representatives of Pearson TV met on several occasions with representatives of the Company to express Pearson TV's interest in resuming discussions between the two companies.

  In a meeting on February 12, 1997, Media Finance Inc. ("Media Finance"), acting on behalf of the Company, provided an information book concerning the Company to representatives of Pearson TV.

  In January 1997, discussions between the Company and Pearson TV resumed once again.

  Throughout February and March 1997 discussions continued between the two companies and the Company provided Pearson TV with financial and certain other information. Discussions came to a standstill once again in late March 1997.

  During May, June and August 1997 representatives of Pearson TV spoke with representatives of the Company several times to relay Pearson TV's continued interest in a potential transaction between the two companies.

  In late May 1997, representatives of Goldman Sachs, acting on behalf of the Company, contacted representatives of Lazard to offer Parent an opportunity to submit a preemptive bid for the Company prior to the commencement of a formal competitive sale process. Parent declined to submit a bid at that time because it did not desire to bid within the range which the Company indicated it then considered preemptive.

  Company has informed Parent that in June through August 1997, the Company and Goldman Sachs contacted multiple potential bidders and began negotiating and executing confidentiality agreements with interested qualified parties in order to conduct an auction process to identify potential purchasers of the Company. The Company provided to Parent an information book prepared by Goldman Sachs based upon information provided by the Company.

  On September 3, 1997, Goldman Sachs, on behalf of the Company, invited Parent to submit a proposal by September 22, 1997 to acquire the Company. Immediately, Parent contacted Lazard to provide financial services and O'Melveny & Myers LLP ("O'Melveny") to serve as Parent's and Purchaser's counsel, for the purpose of engaging in a potential acquisition transaction with respect to the Company.

  On September 9, 1997, representatives of Parent and Lazard met with representatives of the Company and Goldman Sachs in Los Angeles, California to discuss the potential transaction. Parent also received a letter from representatives of the Company transmitting a draft of the Merger Agreement.

  Between September 9 and September 30, 1997, representatives of Parent, O'Melveny, Lazard and Parent's accountants met with representatives of the Company, their legal counsel, financial advisors and accountants at the offices of the Company and its counsel to conduct their due diligence investigation of the Company, including to discuss the business and financial conditions of the Company, and to discuss the possible terms of an acquisition transaction. During this period, representatives of the Company made various presentations to the representatives of Parent with respect to the Company's business plan. The Company provided to representatives of Parent access to a data room containing contracts and other documents relating to the Company.

  On September 15, 1997, the Company issued a press release stating that it was in preliminary discussions with third parties concerning a possible sale of the Company and that it had retained Goldman Sachs and Media Finance in connection therewith.

  On September 22, 1997, the Board of Directors of each of Parent and Purchaser approved a proposal to acquire the Company with a purchase price of $25.50 per Share (the "Proposal"), which included proposed changes to the draft Merger Agreement that had been provided by the Company and a proposed Stockholders Agreement, and authorized a committee of Parent's Board of Directors (the "Standing Committee") to approve the final terms of the proposed acquisition transaction and the documents relating thereto. On September 23, 1997, Lazard, on behalf of Parent and Purchaser, submitted the Proposal to the Company through Goldman Sachs. On September 25, 1997, Goldman Sachs, on behalf of the Company, responded to the Proposal.

  Between September 25 and September 30, 1997, representatives of Pearson and the Company negotiated with respect to the terms of the Proposal and reached agreement on the definitive terms of the proposed acquisition. Representatives of Pearson, the Company and Mr. Scotti negotiated and reached agreement on the terms of the Agreement Not to Compete and the Amendment to Employment Agreement (See Section 11).

  Interpublic owns 1% of Fremantle International, Inc., the other 99% of which is owned by the Company. In connection with the negotiations related to the Merger Agreement, discussions were held with respect to the acquisition by Purchaser or Parent of an option to acquire such minority interest from Interpublic. No agreement was reached but discussions may continue.

  The Company has informed Parent that the following events occurred on September 30, 1997. The Company's Board of Directors held a special meeting at its offices in Los Angeles, California to consider the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby. At the meeting, the Company's Board of Directors reviewed the Merger Agreement, the Offer, the Merger and the transactions contemplated thereby with the Company's management, representatives of Kaye, Scholer, Fierman, Hays & Handler, LLP, the Company's legal counsel, and representatives of Goldman Sachs and Media Finance. The Company's Board of Directors heard a presentation by its legal counsel regarding the members' fiduciary duties and the terms of the proposed Offer and Merger, and by representatives of Goldman Sachs regarding the financial terms of the proposed Offer and Merger. The Board of Directors of the Company discussed together and with the Company's management and advisors alternatives reasonably available to the Company. At the conclusion of their presentation, Goldman Sachs delivered its oral opinion to the Company's Board of Directors (subsequently confirmed in writing) to the effect that as of the date of such opinion the $25.50 in cash to be received by the holders of shares of the Common Stock and Class B Common Stock pursuant to the Offer and the Merger was fair from a financial point of view to such holders (other than the Parent and its subsidiaries).

  On September 30, 1997, the Standing Committee approved the terms of the proposed acquisition, including the proposed Merger and Offer and the documents relating thereto. On October 1, 1997, Parent, Purchaser and the Company executed the Merger Agreement, Parent and the Selling Stockholders executed the Stockholders Agreement and the Company and Mr. Scotti executed the Agreement Not to Compete and the Amendment to the Employment Agreement. Thereafter, Pearson and the Company issued press releases announcing the transaction.

  To the extent any of the foregoing information described events to which neither Parent nor Purchaser or their advisors were a party, it is based on information provided by the Company.

11. THE OFFER AND MERGER; MERGER AGREEMENT; OTHER AGREEMENTS

 The Merger Agreement

  The following is a summary of certain provisions of the Merger Agreement, a copy of which is filed with the Commission as Exhibit (c)(1) to the Schedule 14D-1 and which is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides that as promptly as reasonably practicable after the date of execution of the Merger Agreement, but in no event later than five business days after the public announcement of the execution of the Merger Agreement, Parent or Purchaser will commence the Offer for all of the Shares at a price of not less than $25.50 per Share, in cash, net to the seller, subject to the conditions set forth in Exhibit A to the Merger Agreement and, subject only to the terms and conditions of the Offer, will pay, as promptly as reasonably practicable after the Expiration Date, for all Shares duly tendered and not withdrawn. Purchaser may waive any such condition other than the Minimum Condition (as defined below), increase the price per Share payable in the Offer, and make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made to the Minimum Condition, and no change may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, which imposes conditions to the Offer other than those described below or which extends the Offer (except as set forth in the following sentence). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the Expiration Date if, at the Expiration Date, any of the conditions to Parent's obligation to accept for payment, and to pay for, the Shares, shall not have been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than ten (10) business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if as of such date, all of the conditions to Parent's obligations to accept for payment, and to pay for, the Shares are satisfied or waived, but
(x) the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than ninety percent (90%) and (y) Parent reasonably believes that such extension would cause the number of validly tendered and not withdrawn Shares to exceed ninety percent (90%) of the outstanding Shares.

  For purposes hereof, the term "Minimum Condition" shall mean a majority of the outstanding shares of Common Stock and a majority of the outstanding Shares (including for purposes of such calculation all Shares issued upon exercise of all vested and unvested stock options and warrants prior to or simultaneously with the acceptance of the Offer) being validly tendered and not withdrawn prior to the expiration of the Offer.

  The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, at such time as the Certificate of Merger or Certificate of Ownership is filed with the Secretary of State of Delaware (the "Effective Time"), Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities and franchises shall continue unaffected by the Merger. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent Companies, the Dissenting Shares or shares held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, in cash, the greater of (x) $25.50 per Share or (y) such greater amount which may be paid pursuant to the Offer (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares without interest upon the surrender of such certificate in accordance with the Merger Agreement or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of Delaware Law.

  Charter Documents; Initial Directors and Officers. The Merger Agreement provides that the Restated Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, provided that, subject to the requirement that such Certificate of Incorporation contain the provisions with respect to indemnification, advancement and director exculpation set forth in the Restated Certificate of Incorporation of the Company, it shall be amended to read as set forth in Exhibit A to the Merger Agreement. The Merger Agreement also provides that the Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, provided that, subject to the requirement that such Bylaws contain the provisions with respect to indemnification, advancement and director exculpation set forth in the Bylaws of the Company, they shall be amended to read as set forth in Exhibit B to the Merger Agreement. Pursuant to the Merger Agreement, the directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  Stockholders Meeting. The Merger Agreement provides that the Company will take all action reasonably necessary in accordance with applicable law and its Restated Certificate of Incorporation and Bylaws to convene a meeting of its stockholders to consider and vote upon the approval of the Merger Agreement and the Merger and such other matters as may be necessary to effectuate the transactions contemplated by the Merger Agreement (the "Transactions"), if necessary to comply with applicable law, as promptly as practicable after the expiration of the Offer. The Board of Directors of the Company shall recommend such approval and take all lawful action to solicit such approval; provided, however, that the Board of Directors of the Company may at any time prior to such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the

Company (the "Transition Time"), withdraw, modify or change any such recommendations to the extent that the Board of Directors of the Company determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable law. The Parent Companies will vote all Shares over which they exercise voting control in favor of the Merger Agreement and the Merger.

  Notwithstanding the foregoing, in the event that Parent acquires at least ninety percent (90%) of the then outstanding Shares of each then outstanding class of shares of the Company, the Company, Parent and Purchaser will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

  Conduct of Business. Pursuant to the Merger Agreement, the Company covenants and agrees that, prior to the Transition Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by the Merger Agreement):

    (a) the business of the Company and any subsidiary of the Company identified as a Company Subsidiary on the Company Disclosure Schedule (each a "Company Subsidiary") shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and the Company Subsidiaries shall use commercially reasonable efforts to preserve its business organization and maintain its existing relations with customers, employees and business associates;

    (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of the Company Subsidiaries (except in connection with its bank working capital facility); (ii) amend its Restated Certificate of Incorporation or Bylaws or the similar organizational documents of any of the Company Subsidiaries; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay (unless declared prior to the date of the Merger Agreement) any dividend payable in cash, stock or property with respect to the Shares;

    (c) neither the Company nor any of the Company Subsidiaries shall (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class of the Company or the Company Subsidiaries other than Shares issuable pursuant to the agreements described in Section 3.3 of the Company Disclosure Schedule or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company;

    (d) neither the Company nor any of the Company Subsidiaries shall (i) grant any increase in the compensation of any director, officer or employee earning in excess of $100,000 per year except for increases contemplated by or required under employment agreements, (ii) enter into any new employment, severance or termination agreement with any such director, officer or employee or (iii) except as may be required to comply with applicable law, become obligated under any bonus, deferred compensation, severance pay, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of the Company Subsidiaries for the benefit of any current or former employees, officers or directors of the Company or of the Company Subsidiaries (each a "Benefit Plan") that was not in existence on the date of the execution of the Merger Agreement or amend any Benefit Plan in existence on the date of the execution of the Merger Agreement to enhance the benefits thereunder;

    (e) the Company shall not, and shall not permit any of the Company Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets outside the ordinary course of business other than (i) dispositions listed in Section 5.1 (e) of the Company Disclosure Schedule,
  (ii) assets no longer used in the operation of the Company's and the

  Company Subsidiaries' respective businesses and (iii) assets related to any discontinued operations of the Company and the Company Subsidiaries;

    (f) the Company shall not, and shall not permit any of the Company Subsidiaries to, incur or enter into any agreement to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice, including, without limitation, borrowings under the Company's existing credit agreements, as amended from time to time in the ordinary course of business, and overnight borrowings;

    (g) the Company shall not and shall not permit any of the Company Subsidiaries to enter into any contract or agreement or series of related contracts or agreements which involves the expenditure by the Company of over (i) One Hundred Thousand Dollars ($100,000) if outside the ordinary course of business, or (ii) Five Hundred Thousand Dollars ($500,000) if within the ordinary course of business; and

    (h) neither the Company nor any of the Company Subsidiaries will enter into an agreement to do any of the foregoing.

  No Solicitation of Transactions. The Merger Agreement provides that, prior to the execution of the Merger Agreement, the Company, through its investment bankers, has engaged in an auction process in which participants were offered an opportunity to submit their best offers to purchase the Company. The Merger Agreement further provides that the Company will not, and will instruct its officers, employees, counsel, accountants and other authorized representatives ("Representatives") not to, initiate, solicit or encourage (including by way of furnishing information or assistance) any Competing Transaction (as defined below), or enter into or maintain discussions or negotiate with any person in furtherance of or relating to or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any Representative of the Company or any of its subsidiaries to take any such action, and the Company shall use its reasonable best efforts to cause Representatives of the Company and its subsidiaries not to take any such action; provided, however, that nothing described above shall prohibit the Board of Directors of the Company prior to stockholder approval of the Merger from (i) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal regarding a Competing Transaction, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (B) prior to furnishing such information to such person, the Company receives from such person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (as hereinafter defined), or
(ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. Pursuant to the Merger Agreement, the Company shall promptly advise Parent if any such proposal or offer, or any inquiry or contact made with any person with respect thereto, is made.

  For purposes of the Merger Agreement, a "Competing Transaction" means any of the following involving the Company or any of its subsidiaries: (a) any merger, consolidation, business combination, or other similar transaction (other than the Merger) which results in a sale of the Company; (b) any sale or other disposition outside the ordinary course of business of 30% or more of the fair market value of the assets (other than assets held in inventory for resale and other than the licensing of the Company's programming in the ordinary course of business) of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; or (c) any tender offer or exchange offer for more than 50% of the outstanding Shares.

  Directors. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment for, Shares constituting a majority of the then outstanding Shares by Parent or Purchaser, as applicable, pursuant to the Offer, Parent from time to time shall be entitled to designate such number of directors (rounded up to the next whole number) on the Company's Board of Directors as will give Parent or Purchaser, as applicable, subject to compliance with Section 14(f) of the Exchange Act, that percentage of the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to the Merger Agreement) equal to the percentage of then outstanding Shares owned by Parent or Purchaser (provided that such percentage of the total number of directors shall not be less than a majority of the Company's Board of Directors), and the Company shall, at such time, cause Parent's or Purchaser's designees, as applicable, to be elected by the Company's existing Board of Directors; provided, however, that in the event that such designees are elected to the Company's Board of Directors, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement and who are neither officers of the Company or any holder of more than 5% of the Shares (as of the date of the execution of the Merger Agreement) nor affiliates of Parent or Purchaser (the "Independent Directors"); and provided further that if the number of Independent Directors shall be reduced below two for any reasons whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or of any holder of more than 5% of the Shares (as of the date of the Merger Agreement) or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

  The Merger Agreement also provides that, subject to applicable law, the Company will take all actions requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder by the Commission, and that the Company will make such mailing with the mailing of its Schedule 14D-9. In connection with the foregoing, subject to the Independent Director requirement discussed above, the Company has agreed to promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Parent's or Purchaser's designees, as applicable, to be elected or appointed to, and to constitute (rounded up to the next whole number) that percentage of the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors as described in this paragraph) equal to the percentage of then outstanding Shares owned by Parent or Purchaser (provided that such percentage of the total number of directors shall not be less than a majority of the Company's Board of Directors).

  The Merger Agreement also provides that following the election of Parent's or Purchaser's designees, as applicable, pursuant to the Merger Agreement, prior to the Effective Time, any amendment or termination of the Merger Agreement or waiver of any of the Company's rights thereunder requires the concurrence of a majority of the Independent Directors.

  Indemnification. The Merger Agreement requires that the Certificate of Incorporation and Bylaws of the Surviving Corporation contain the provisions with respect to indemnification, advancement and director exculpation set forth in the Restated Certificate of Incorporation and Bylaws of the Company as of the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Restated Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions).

  The Merger Agreement further provides that from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with approval of Parent and the Surviving Corporation, which approval shall not be unreasonably withheld or delayed), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), to which any such person is or may become a party by virtue of his or her service as a present or former director, officer or employee of the Company and any of its subsidiaries and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law).

  Parent has agreed to maintain in effect for not less than six years after the Effective Time (except to the extent not generally available in the market) directors' and officers' liability insurance and fiduciary liability insurance that is substantially equivalent in coverage to the Company's current insurance, with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time.

  Company Options and Warrants. In the Merger Agreement Parent acknowledged that the consummation of the Offer and the other Transactions will constitute an "Event" (as defined in the Company's 1991 Incentive Stock Option Plan and 1994 Stock Incentive Plan (collectively, the "Plans")) with respect to the options granted thereunder and certain other options and warrants disclosed by the Company and that the vesting of such options will therefore become accelerated as a result of the Transactions. Parent acknowledges that the accelerated vesting will occur simultaneously with the acceptance of the Offer so as to permit the exercise of any such unvested options and tender of the underlying Shares. At the Effective Time, each holder of a then outstanding option or warrant to purchase Shares, whether or not then exercisable, shall, in settlement thereof, except to the extent otherwise agreed to by the holder of the option or warrant, the Company and Parent, receive from the Company (from funds provided by Parent to the paying agent) for each Share subject to such stock option or warrant an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such stock option or warrant (such amount being hereinafter referred to as the "Option Consideration"). Upon receipt of the Option Consideration, the stock option or warrant shall be canceled. The surrender of any stock option or warrant to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such stock option or warrant. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of stock options and warrants and to take all such other lawful action as may be necessary to give effect to the transactions contemplated above (except for such action that may require the approval of the Company's stockholders). Except as otherwise agreed to by the parties, (a) the Plans shall terminate, effective as of the Effective Time and the Company shall use its reasonable efforts to cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries to be canceled as of the Effective Time and (b) the Company shall use its reasonable efforts to ensure that following the Effective Time no participant in the Plans or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary of the Company or the Surviving Corporation and to terminate all such plans, programs or arrangements.

  Employee Benefit Plans. Pursuant to the Merger Agreement, Parent agrees to cause the Surviving Corporation (and any successor thereto) to honor, without modification, all disclosed employment, consulting, severance, termination or indemnification agreements, arrangements or understandings, including recognition of the value (either in cash, replacement options or other consideration) of any outstanding agreement to issue a fixed number of options in the future (up to 123,000 options), between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries in effect on the date of the Merger Agreement, except as may be otherwise mutually agreed by the Parent and a current or former employee, officer or director covered by such an agreement. Parent also agreed to cause the Surviving Corporation and its successors to pay or provide all benefits vested as of the Effective Time under any Benefit Plan in accordance with the terms of such plans. Parent will for a period of at least 24 months cause the Company or the Surviving Corporation and its successors to maintain for all employees of the Company employee benefit plans, programs, policies and practices which, in the aggregate, provide substantially equivalent benefits to such employees as the benefit plans from time to time in effect for employees of the Surviving Corporation, provided that employees covered by collective bargaining agreements shall be provided the benefits required under such agreements. For purposes of their participation in Parent's or the Surviving Corporation's employee and fringe benefit plans, programs, policies and practices, Parent will credit each Company employee with full credit for all service credited under the comparable plan, program, policy or practice of the Company (including service with the Company prior to the Effective Time and, where applicable, service with prior or predecessor employers to the extent credit is given for such service under the comparable Company plans) for purposes of eligibility to participate and for purposes of vesting.

  Use of Name. The Merger Agreement provides that, pursuant to a pre-existing obligation, effective as of the Effective Time, the Company confirms the assignment to Anthony J. Scotti and Benjamin J. Scotti all of its rights, title and interest in the name "Scotti Brothers" and all variations and derivatives thereof (the "Retained Names"). Promptly after the Effective Time, Parent agrees to cause the names of the Company and its subsidiaries which contain the Retained Names to be changed so as not to include the Retained Names. No Parent Company shall put into use after 90 days after the Effective Date any products, signs, television or recorded music credits and other materials that bear any Retained Name or any name, mark or logo similar thereto. Notwithstanding the foregoing, the Parent Companies shall have the right to continue using the Retained Names in connection with the sale of inventory which as of the Effective Time contains any Retained Name on the label identifying such inventory.

  Conditions of the Offer. The Merger Agreement provides that Parent and Purchaser shall not be required to accept for payment or pay for any Shares tendered and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance of, and payment for, any Shares tendered (subject to Rule 14e-1(c) of the Exchange Act), in the circumstances described in Section 15 below.

  Conditions to the Obligations of Each Party. The Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions: (a) if required by Delaware Law, the Merger Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law, the Company's Restated Certificate of Incorporation and its Bylaws, (b) any waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any required approvals in connection with any pre-merger notification filing with the German Federal Cartel Office shall have been obtained and shall have remained in full force and effect, (c) no United States (federal, state or local) or foreign government or governmental regulatory, administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind ("Governmental Authority") shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or other order, that is then in effect and has the effect of prohibiting the consummation of the Merger, and (d) the Offer shall not have been terminated in accordance with its terms prior to the purchase of any Shares.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations by the Company as to corporate organization and qualification, subsidiaries, capitalization, authority to enter into the Merger Agreement, no conflicts, required filings and consents, filings with the Commission and other governmental authorities, financial statements, the absence of certain changes or events, intellectual property, material contracts, environmental matters, benefit plans, tax matters, litigation, the opinion of the Company's financial advisors, brokers, properties and assets, compliance with laws in general, labor matters and insurance.

  Payment of Expenses. Except as otherwise set forth in the Merger Agreement, whether or not the Merger is consummated, each party will pay its own Expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Merger. "Expenses" as used in the Merger Agreement will include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement and all other matters relating to the closing of the Transactions. Pursuant to the Merger Agreement, the Company agrees that (i) if Parent terminates the Merger Agreement as a result of a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger

Agreement such that any of the conditions set forth in clause (f) or (g) of
Section 15 below would not be satisfied, (ii) if Parent terminates the Merger Agreement because the Board of Directors of the Company withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Parent or Purchaser or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction (as hereinafter defined) or (iii) if the Company terminates the Merger Agreement because the Board of Directors of the Company withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger or recommends to the stockholders of the Company a Competing Transaction (the termination described in these subclauses (ii) and (iii) shall be referred to as a "Fiduciary Termination"), the Company will reimburse Parent for its Expenses up to an aggregate amount not to exceed $500,000. In addition, if the Merger Agreement is terminated pursuant to a termination right which constitutes a Fiduciary Termination or a Competing Transaction Termination, then the Company will pay Parent $3,500,000 upon demand after such termination, and if, within twelve months after such termination, a Competing Transaction shall be consummated, the Company shall pay Parent an additional $3,500,000 concurrently with the consummation of such Competing Transaction. Pursuant to the Merger Agreement, Parent agrees that if the Company terminates the Merger Agreement as a result of a breach of any material representation, warranty, covenant or agreement on the part of Parent as set forth in the Merger Agreement ("Terminating Purchaser Breach"), Parent will reimburse the Company for its Expenses and all damages caused to the Company as a result thereof.

  Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Common Stock, by the mutual consent of Parent and the Company, by action of their respective Boards of Directors. In addition, the Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger has not been consummated on or before February 28, 1998, unless the failure to consummate the Merger is the result of a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement, (b) there is any Law that makes consummation of the Merger illegal or otherwise prohibited or any Order that is final and nonappealable preventing the consummation of the Merger, or (c) Purchaser and Parent have terminated the Offer in accordance with its terms and conditions without purchasing any Shares pursuant thereto.

  The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after approval of the holders of Common Stock, by action of the Board of Directors of Parent:

    (a) if, prior to the Transition Time there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement such that any of the conditions set forth in clause (f) or (g) of Section 15 below would not be satisfied (a "Terminating Company Breach") provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts (but in no event longer than 30 days after Parent's notification to the Company of the occurrence of such Terminating Company Breach), Parent may not terminate the Merger Agreement as a result thereof; or

    (b) if prior to the Transition Time (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger or other Transactions in a manner adverse to Parent or Purchaser or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any proposal involving a Competing Transaction.

  The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Common Stock by action of the Board of Directors of the Company:

    (a) if there has been Terminating Purchaser Breach; provided, however, that, if such Terminating Purchaser Breach is curable by Parent or Purchaser through the exercise of its reasonable best efforts and for so long as Parent or Purchaser continue to exercise such reasonable best efforts (but in no event longer than 30 days after the Company's notification to Purchaser of the occurrence of such Terminating Purchaser Breach), the Company may not terminate the Merger Agreement as a result thereof; or

    (b) if prior to the Transition Time (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger or other Transactions or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Competing Transaction, or resolved to do either of the foregoing after consultation with independent legal counsel, having determined in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law; provided, that any such termination of this Agreement by the Company shall not be effective until the close of business on the second (or, in the event that the party with whom the Company proposes to engage in the Competing Transaction was a participant in the competitive sale process described in Contacts with the Company; Background of the Offer the, fifth) full business day after notice of such termination to Parent; or

    (c) if (i) Parent or Purchaser have failed to commence the Offer within five business days after the public announcement of the execution of the Merger Agreement, or (ii) Purchaser or Parent will not have purchased any Shares pursuant to the Offer by the later of 45 days after the date of the Merger Agreement and three business days after the expiration or termination of any waiting periods (and any extensions thereof) applicable to the consummation of the Offer under the HSR Act and any required approvals in connection with any pre-merger notification filing with the German Federal Cartel Office has been obtained or (iii) the Offer shall have been terminated without Parent or Purchaser having purchased any Shares pursuant thereto.

  Issuance of New or Treasury Shares. The Merger Agreement provides that if the Merger Agreement is terminated because of a Fiduciary Termination or if the Purchaser shall terminate the Offer because the Minimum Condition is not satisfied and at or prior to such time there has been publicly announced or the Company has received one or more proposals for a Competing Transaction which at the time of such termination has not been absolutely or unconditionally withdrawn or abandoned (a "Competing Transaction Termination"), the Company will not, until the expiration of one year following such termination, issue any new or treasury shares (other than pursuant to commitments in effect on the date of the Merger Agreement) unless it shall have first given the Parent at least 5 business days advance written notice thereof (the "Issuance Notice"). Parent may, by written notice to the Company prior to the expiration of 5 business days from receipt of the Issuance Notice, elect to exercise the Option (as defined below) in full. If Purchaser has exercised the Option the Company shall not thereafter issue any such shares unless the Parent shall have consented in advance thereto, which consent shall not be unreasonably withheld. If at any time after the exercise of the Option, Parent beneficially owns, or if before exercise of the Option, if the Option were fully exercised Purchaser would own, less than 30% of the voting securities of the Company on a fully diluted basis, the provisions restricting issuance of shares shall immediately terminate and be of no further force or effect with respect to any issuances of shares by the Company.

  Effect of Termination and Abandonment. Except as set forth in Section 10.1 of the Merger Agreement, in the event of termination of the Merger Agreement and abandonment of the Merger pursuant to Article VIII of the Merger Agreement, no party (or any of its directors or officers) will have any liability or further obligation to any other party to the Merger Agreement, except that nothing herein will relieve the Company, Parent or Purchaser from liability for any breach of the Merger Agreement.

  Timing. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Purchaser and Parent have agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

 Stockholders Agreement

  The following is a summary of certain provisions of the Stockholders Agreement. The summary is qualified in its entirety by reference to the Stockholders Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (C)(2) to the Schedule 14D-1. The Stockholders Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8.

  As a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement and incurring the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, the Selling Stockholders, who own or share voting power and dispositive power with respect to approximately 55.79% of the Shares (excluding Shares issuable upon exercise of options and warrants), entered into a Stockholders Agreement. In the Stockholders Agreement, the Selling Stockholders have represented that they own, in the aggregate, 6,789,260 Shares. The Stockholders Agreement provides that nothing therein shall be construed to prohibit any Selling Stockholder or any affiliate of any Selling Stockholder who is or has been designated a member of the Board of Directors of the Company from taking any action solely in his or her capacity as a member of the Board of Directors of the Company or from exercising his, her or its fiduciary duties as a member of such Board of Directors.

  Agreement to Tender. Each Selling Stockholder severally agrees to tender its Shares and any shares subsequently acquired pursuant to exercises after the date thereof of options or warrants to purchase Common Stock or Class B Common Stock (the "Subject Shares") into the Offer in accordance with the terms and conditions of the Offer and to not withdraw any Subject Shares so tendered unless the Merger Agreement is terminated in accordance with its terms. In addition, each Selling Stockholder has agreed to sell to Purchaser, and Purchaser has hereby agreed to purchase, all such Selling Stockholders' Subject Shares at a price per Share equal to $25.50 or such higher price per Share as may be offered by Purchaser in the Offer (the "Purchase Price"), provided that such obligation to purchase is subject to Purchaser having accepted Shares for payment under the Offer and the Minimum Condition and other conditions described in Section 15 having been satisfied or (other than the Minimum Condition) waived, which conditions (other than the Minimum Condition) may be waived by Purchaser in its sole discretion. Notwithstanding anything to the contrary herein, the Subject Shares which are shares of Common Stock, shall not, in the aggregate for all purposes of the Stockholders Agreement, exceed 49.9% of the then outstanding shares of Common Stock, and the number of Subject Shares shall be reduced on a share-for-share basis for any Shares owned by Purchaser or any affiliate thereof as of the date of the Merger Agreement. In the Merger Agreement, Parent has represented to the Company that, to its knowledge, neither Parent nor any affiliate thereof owned any shares as of the date of the Merger Agreement. As of September 30, 1997, there were 5,972,759 Subject Shares, consisting of 3,502,759 Shares of Common Stock and 2,470,000 shares of Class B Common Stock (approximately 48% of the outstanding Class B Common Stock) prior to giving effect to any Shares issued pursuant to exercises after the date of the Stockholders Agreement of options or warrants to purchase Common Stock or Class B Common Stock. The Company's Restated Certificate provides that the Class B Common Stock, which is non-voting stock, automatically converts to Common Stock which is voting stock, upon a Change in Control (as defined in the Company's Restated Certificate of Incorporation). Parent and Purchaser believe that the execution of the Stockholder Agreement does not result in a Change in Control until the Shares are purchased.

  Option. Each Selling Stockholder has also granted to Purchaser an irrevocable option (collectively, the "Option") to purchase all but not less than all such Selling Stockholder's Subject Shares at a price per Share equal to the Purchase Price, exercisable in whole but not in part during the one year period after (i) a Fiduciary Termination or (ii) a Competing Transaction Termination. Any such purchase shall be subject to the expiration of any applicable waiting periods under the HSR Act and the ARC or, as the case may be, receipt of a clearance letter from the German Federal Cartel Office.

  Agreement not to Transfer. Each Selling Stockholder agrees that prior to the termination of the Stockholders Agreement that such Selling Stockholder shall not (i) transfer or consent to any transfer of any or all of such Selling Stockholder's Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Selling Stockholder's Shares or any interest therein; (iii) except as described below, grant any proxy, power-of-attorney or other authorization or consent with respect to such Selling Stockholder's Shares; or (iv) deposit such Selling Stockholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Selling Stockholder's Shares. The Selling Stockholders may transfer all or a portion of their Shares to a person or entity who, by written instrument reasonably acceptable in form and substance to Purchaser, agrees to be bound by each of the terms of the Stockholders Agreement, and any Selling Stockholder may sell any of such Stockholder's Shares in a sale which complies with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), subject to a right of first refusal in favor of Purchaser at the Purchase Price. Prior to the Transition Time, no Selling Stockholder shall exercise any outstanding options or warrants to purchase Common Stock except (i) as necessary to avoid the expiration of such option or warrant or
(ii) in connection with the tender or sale of the underlying Shares to Purchaser or its affiliates.

  Agreement to Vote and Grant of Proxy. Each Selling Stockholder agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Shares, however called, or in connection with any written consent of the holders of Shares solicited by the Board of Directors, such Stockholder will appear at the meeting or otherwise cause the Proxy Shares (as hereinafter defined) to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Stockholder's Proxy Shares (i) in favor of the Merger during the term of the Merger Agreement and (ii) against any Competing Transaction (as defined in the Merger Agreement) during the term of the Stockholders Agreement. "Proxy Shares" shall mean (i) the Subject Shares unless and until the Class B Common Stock shall have become voting stock, and (ii) all shares of voting stock of the Company from and after the time that the Class B Common Stock shall have become voting stock; provided, however, that unless and until the Transition Time shall have occurred, the Proxy Shares shall not in the aggregate exceed such amount of the then outstanding shares of voting stock of the Company as would result in the occurrence of a Change in Control under the Indenture with respect to the Senior Subordinated Notes.

  Each Selling Stockholder has granted to, and appointed Purchaser and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution) during the term of the Stockholders Agreement, for and in the name, place and stead of such Selling Stockholder, to vote such Selling Stockholder's Proxy Shares, or grant a consent or approval in respect of such Selling Stockholder's Proxy Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger during the term of the Merger Agreement, and (ii) against any Competing Transaction during the term of the Stockholders Agreement.

  Until any such Selling Stockholder's Proxy Shares are purchased by Purchaser pursuant to the Stockholders Agreement, such Selling Stockholder shall retain the right to vote such Selling Stockholder's Proxy Shares (as well as any other Shares) for the election of directors of the Company and for any other matter other than those specified in the Stockholders Agreement.

  Termination of the Stockholders Agreement. The Stockholders Agreement terminates upon the earlier of (a) the date that is one year following a Competing Transaction Termination or a Fiduciary Termination or immediately on the date upon which the Merger Agreement is otherwise terminated in accordance with its terms or (b) the Effective Time.

 Scotti Agreement Not to Compete and Fifth Amendment to Employment Agreement

  The following is a summary of certain provisions of an agreement relating to noncompetition, nonsolicitation, nondisclosure and other matters by and between Company and Anthony J. Scotti (the "Agreement Not to Compete") and Amendment to Employment Agreement by and between Company and Anthony J. Scotti (the "Amendment to Employment Agreement") entered into in connection with the Merger Agreement. The summary is qualified in its entirety by reference to the Agreement Not to Compete and Amendment to Employment Agreement which are incorporated herein by reference and a copy each of which has been filed with the Commission as Exhibits (c)(6) and (c)(8), respectively to the Schedule 14D-1. The

Agreement Not to Compete and Amendment to Employment Agreement may be examined and copies may be obtained at the places and in the manner set forth in
Section 8.

  Under his employment agreement, as amended, with the Company, Anthony J. Scotti has the right, upon a change of control of the Company, to terminate his employment and compete with the Company. Upon the insistence of Parent and Purchaser and to induce Parent and Purchaser to enter into the Merger Agreement, the Company and Mr. Scotti entered into the Agreement Not to Compete and Amendment to Employment Agreement. Under the Amendment to Employment Agreement, Mr. Scotti has agreed to report certain income under the Agreement Not to Compete and his employment agreement in accordance with the Form W-2 to be provided by the Company with respect thereto, and the Company has agreed to indemnify Mr. Scotti for any interest and penalties payable to any taxing authority as a result thereof. Pursuant to the Agreement Not to Compete, effective as of the time Purchaser purchases more than 50% of the Shares (the "Non-Compete Time"), Mr. Scotti has agreed that: (i) he will resign (a) as Chief Executive Officer of Company, (b) from the Board of Directors of the Company (and all committees thereof), (c) the Boards of Directors (and all committees thereof) of all Company Subsidiaries of which he is a member, and (d) any other position of employment or engagement which he may occupy in the Company or any affiliate of the Company and waive his right to further compensation and benefits under his employment agreement, except for certain vested benefits; and (ii) during the period commencing at the Non-Compete Time and continuing until December 1, 1999, (a) he will not engage in any activity which is competitive with the Company's game show business or music business (subject to certain exceptions relating to musical compositions or performances of family members of Mr. Scotti); (b) he will not solicit or entice away any employee or independent contractor of the Company or performer engaged by the Company; (c) he will not discuss or negotiate with respect to television projects which were submitted to or in development with the Company prior to Non-Compete Time, unless they are resubmitted to the Company after the Non-Compete Time; and (d) he will not reveal any trade secrets or confidential information of or about the Company. In addition, under the Agreement Not to Compete and effective as of January 1, 1998, Mr. Scotti has agreed to exercise his existing option to sublease from the Company the Gulfstream aircraft leased by the Company and to assume all of the Company's obligations under the aircraft lease. After the Transition Time but prior to January 1, 1998, Mr. Scotti will have the exclusive use of the aircraft but will be responsible for all costs incurred in connection with the aircraft after the Transition Time. In consideration of the foregoing, the Company has agreed to pay to Mr. Scotti approximately $2.9 million, subject to adjustment if the Non-Compete Time does not occur by December 1, 1997.

 Confidentiality Agreement

  The following is a summary of certain provisions of the Confidentiality Agreement, dated as of November 20, 1995 (terminated December 7, 1995 and reinstated February 16, 1996), between Pearson T.V. and the Company (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to the Confidentiality Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit
(c)(6) to the Schedule 14D-1. The Confidentiality Agreement contains customary provisions pursuant to which, among other matters, Pearson T.V. and its affiliates, including Parent, agreed to keep confidential all nonpublic, confidential or proprietary information furnished to it by the Company relating to the Company, subject to certain exceptions (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible transaction involving the Company and Parent. The Confidentiality Agreement also contains customary non-solicitation and standstill provisions. The Company has agreed that such standstill provisions will not be applicable to the Offer on the Merger Agreement, or after the earlier to occur of (i) a Fiduciary Termination, (ii) a Competing Transaction Termination, (iii) November 20, 1997, or (iv) the Transition Time.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

  The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of the entire equity interest of the Company. Upon consummation of the Merger, the Company will become a wholly owned indirect subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

  After consummation of the Offer, Parent and Purchaser plan to assess various aspects of the Company's business and operations to identify how best to maximize the Company's strengths in implementing Parent's long-term strategy. Parent will consider taking certain actions to integrate certain operations of the Company (many of which are located in the foreign jurisdictions) with the existing television operations of the Purchaser and its affiliates (some of which are in the United States). Parent is considering a number of alternatives in order to facilitate these objectives. No decision has been made concerning the structure of such alternatives.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS; VOTING

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, following the Offer the Shares may no longer meet the standards for continued listing on the NNM which requires an issuer to have at least 750,000 publicly held Shares and net tangible assets of at least $4,000,000 or at least 1.1 million publicly held Shares with a market capitalization, total assets or total revenue of at least $75 million. Shares held by directors and officers (or their immediate families) of the Company and other concentrated holdings of 10% or more of the Shares outstanding generally will not be considered to be publicly held for the purpose of the foregoing standards. If the Shares were no longer quoted on the NNM, it is possible that the Shares could continue to trade in the over-the-counter market and that quotations would continue to be reported through other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NNM for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange

Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act may be impaired or eliminated. It is the current intention of Parent to seek to cause the Company to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

  The Company's Restated Certificate of Incorporation provides that the Class B Common Stock, which is non-voting stock, automatically converts to Common Stock, which is voting stock, upon a Change of Control (as defined in the Certificate of Incorporation). Parent and Purchaser believe that the execution of the Stockholders Agreement does not result in a Change of Control.

14. DIVIDENDS AND DISTRIBUTIONS

  As described above, the Merger Agreement provides that, prior to the Effective Time, the Company will not, among other things, declare, set aside or pay (unless declared prior to September 30, 1997) any dividend payable in cash, stock or property with respect to the Shares.

  In addition, pursuant to the provisions of the Merger Agreement, the Company may not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of the Company Subsidiaries (except in connection with its bank working facility); (ii) amend its Restated Certificate of Incorporation or Bylaws or the similar organizational documents of any of the Company Subsidiaries; or
(iii) split, combine or reclassify the outstanding Shares.

  Pursuant to the Merger Agreement, the Company also may not (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class of the Company or the Company Subsidiaries other than Shares issuable pursuant to the agreements described in Section 3.3 of the Company Disclosure Schedule or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company.

  The Merger Agreement prohibits the Company from taking any of the foregoing actions without the prior written consent of Purchaser.

15. CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Offer, Parent or Purchaser, as applicable, shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance of, and payment for, subject to Rule 14e-1(c) of the Exchange Act, any Shares tendered, if: (a) the Minimum Condition shall not have been satisfied prior to the expiration of the Offer; (b) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or other approvals required by the German Federal Cartel Office shall not have been obtained; or (c) at any time on or after the date of this Agreement, and prior to the expiration of the Offer, any of the following conditions shall exist:

  (a) there shall be threatened or pending any suit, action or proceeding brought by any Governmental Authority against the Parent, Purchaser, the Company or any Company Subsidiary (A) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the Company's businesses or assets, or to compel Parent or Purchaser or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or any of the Company Subsidiaries, (B) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions contemplated by the Merger Agreement or the Stockholders Agreement, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (C) seeking to impose material limitations on the ability of the Parent, or render the Parent unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (D) seeking to impose material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; or (ii) any Governmental Authority or other person or entity shall have obtained an injunction (A) prohibiting the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent or (B) prohibiting the ownership by the Parent or any of its subsidiaries of the Company, or compelling the Company, Parent or any of their respective subsidiaries to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Transactions;

  (b) there shall have been any law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any government or Governmental Authority other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which effects any of the consequences referred to in paragraph (a) above;

  (c) there shall have occurred and be continuing any Company Material Adverse Effect or any event or series of events which would result in a Company Material Adverse Effect (as hereinafter defined);

  (d) there shall have occurred and be continuing a declaration of a banking moratorium or any suspension of payments in respect of banks in the City of New York;

  (e) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Competing Transaction or any other acquisition of Shares other than the Offer or the Merger;

  (f) any representation and warranty of the Company shall not be true and correct as of the date of Merger Agreement or as of the expiration of the Offer except for (i) changes specifically contemplated by Merger Agreement and
(ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except where failure of such representation and warranty to be so true and correct individually or together with failures of other representations and warranties to be true and correct would not have a Company Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions or as to the performance by the Company of its obligations under the Merger Agreement, which in each such case shall be true and correct as written);

  (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement unless such failures, would not, individually or in the aggregate, have a Company Material Adverse Effect;

  (h) the Merger Agreement shall have been terminated in accordance with its terms; or

  (i) Parent and the Company shall have agreed that Parent or Purchaser, as applicable, shall terminate the Offer.

  The foregoing conditions (other than the Minimum Condition) may be waived by either Parent or Purchaser in its whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  The term "Company Material Adverse Effect" means any change in the business of the Company and the Company Subsidiaries that is materially adverse (or any group of such changes, none of which individually is materially adverse, but which in the aggregate are materially adverse) to the business, operations, properties, financial position or results of operations of the Company and its subsidiaries, taken as a whole, provided that none of the following shall constitute a Company Material Adverse Effect: (i) a decline in the ratings of any television programs distributed or produced by the Company or its subsidiaries or the cancellation of any television programs distributed or produced by the Company or its subsidiaries, (ii) the filing, initiation and subsequent prosecution, by or on behalf of stockholders of the Company, of litigation that challenges or otherwise seeks damages with respect to the Transactions, (iii) occurrences due to a disruption of the Company's or its subsidiaries' businesses as a result of the announcement of the execution of the Merger Agreement, (iv) general economic conditions or (v) any changes generally affecting the industries in which the Company and its subsidiaries operate.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  General. Except as described in this Section 16, based upon a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer, the Merger or otherwise or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent currently contemplate that it will be sought, except as described below under "State Takeover Statutes." While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the business of the Company or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section
16. See Section 15.

  The Merger; Dissenters' Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights to dissent and demand appraisal of their Shares under Section 262 of Delaware Law. Dissenting stockholders who comply with the requisite statutory procedures under Delaware Law would be entitled to a judicial determination and payment of the "fair value" of their Shares as of the close of business on the day prior to the date of stockholder authorization of the Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Merger is consummated until the date of payment. Under Delaware Law, in fixing the fair value of the Shares, a court would consider the nature of the transaction giving rise to the stockholders' right to receive payment for Shares and its effects on the Company and its stockholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of Shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors. Shares which are held by stockholders exercising appraisal rights under Section 262 of the Delaware Law shall be referred to herein as "Dissenting Shares".

  Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that if the Merger is consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to the Merger. Purchaser believes that if the Merger is not consummated within one year of its purchase of Shares pursuant to the Offer, Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  State Takeover Statutes. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three (3) years following the date such person became an interested stockholder unless, among other things, prior to such date the Board of Directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. In connection with the review of the proposed transaction, the Company's Board of Directors prior to the execution of the Merger Agreement (i) unanimously approved the Offer, the Merger and the transactions contemplated by the Stockholders Agreement, (ii) determined that the terms of the Offer and the Merger including the Offer price of $25.50 per Share in cash, are in the best interest of, the stockholders of the Company, and (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer. Accordingly, the Purchaser and Parent believe that Section 203 of Delaware Law is inapplicable to the Merger Agreement, the Offer, the Merger or the Stockholders Agreement because its provisions have been satisfied.

  A number of other states have also adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not taken any action to comply with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take reasonable efforts to resist such application, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 15.

  Short-Form Merger. Delaware Law would permit the Merger to occur without a vote of the Company's stockholders (a "short-form merger") if the Purchaser were to acquire at least 90% of the outstanding Shares. If, however, the Purchaser does not acquire at least 90% of the then outstanding shares of each outstanding class of shares of the Company pursuant to the Offer or otherwise, and a vote of the Company's stockholders is required under Delaware Law, a longer period of time will be required to effect the Merger.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. If, within the initial 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time.

  The provisions of the HSR Act would similarly apply to any purchase, other than pursuant to the Offer, of the Shares subject to the Stockholders Agreement, except that the initial waiting period for any purchase of such Shares (other than purchases effected through a tender pursuant to the Offer) would expire 30 calendar days following the filing of HSR Act Notification and Report Forms by Purchaser and the Company and a request for additional information or material from Purchaser or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m. New York City time on the 20th calendar day after the date of substantial compliance by Purchaser and the Company with such request. If the purchase of Shares pursuant to the Stockholders Agreement is effected through a tender of such Shares pursuant to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply rather than the requirements described in this paragraph.

  The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of the Shares pursuant to the Offer and the Merger Agreement. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser and Parent believe that the financing of the acquisition of the Shares will not be subject to the margin regulations.

  Germany. The Company has informed the Purchaser that the Company conducts certain operations in Germany. The acquisition of the Company by the Purchaser would therefore have an effect within the area of application of the ARC pursuant to Section 98, paragraph 2 of the ARC. Consequently, the proposed acquisition constitutes a merger subject to merger control by the German Federal Cartel Office ("FCO"). As the consolidated world-wide turnover of the Purchaser in the financial year ended 31 December 1996 exceeded DM 2 billion, the proposed acquisition must be notified to the FCO prior to completion and a filing is therefore being submitted to the FCO. Under the ARC, the substantive test for clearance is whether the notified merger will create or strengthen a dominant market position and, if so, whether any such dominance is likely to be outweighed by any countervailing competitive benefits from the merger. After filing the pre-merger notification, completion of the proposed acquisition will need to be suspended until either
(i) the applicable waiting periods under the ARC have expired without the FCO having prohibited the acquisition, or (ii) the FCO has notified the parties that the conditions for prohibiting the proposed acquisition are not fulfilled.

  Other Foreign Laws. The Company has informed the Purchaser that the Company and certain of its subsidiaries conduct business in certain other foreign countries where regulatory filings or approvals may be required in connection with the consummation of the Offer. Certain of such filings, if required, may not be completed and certain of such approvals, if required, may not be obtained, prior to the expiration of the Offer. However, there is no present intention to delay the acceptance for payment of or the payment for Shares pursuant to the Offer pending the completion of such filings and the obtaining of such approvals. There is no assurance that any such approvals would be obtained or that adverse consequences to Parent's or the Company's business might not result from a failure to obtain such approvals or conditions that might be imposed in connection therewith.

17. FEES AND EXPENSES

  Purchaser and Parent have retained Lazard to act as the Dealer Manager and to provide certain financial advisory services in connection with the proposed acquisition of the Company. In connection with such services Parent has agreed to pay Lazard up to an aggregate fee of $3,000,000. Parent will also reimburse Lazard for certain reasonable out-of-pocket expenses, including fees and expenses of its counsel. Purchaser and Parent will also indemnify Lazard against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under the federal securities laws.

  Parent owns beneficially approximately 8.9% of Lazard and also owns a substantial beneficial interest in a Lazard affiliate. Michel David-Weill, Chairman of Lazard, is a director of Parent and director of various companies associated with Lazard Freres el Cie, Paris which, in the aggregate, control an approximately 8.4% interest in Parent. Lazard provides general investment banking and other advisory services to Parent in consideration for an annual retainer.

  Purchaser and Parent have retained D.F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

  Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person or entity (other than the Dealer Manager and as described in the preceding paragraph) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. MISCELLANEOUS

  Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Purchaser and Parent have filed with the Commission the Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          Pearson Merger Company, Inc.

October 7, 1997

                                   SCHEDULE I

        DIRECTORS AND EXECUTIVE OFFICERS OF PEARSON MERGER COMPANY, INC.

                                                       PRESENT PRINCIPAL
                                                          OCCUPATION
                                                       OR EMPLOYMENT AND
                                                     FIVE-YEAR EMPLOYMENT
 NAME AND BUSINESS ADDRESS          OFFICE(S)               HISTORY            CITIZENSHIP
 -------------------------          ---------        --------------------      -----------
 David M. Veit...............       Director       Chairman of the Board of   United States
  30 Rockefeller Plaza                             Directors since 1987 and
  New York, New York 10112                         President since 1985 of
                                                   Pearson Inc.
 John G. Davis...............       Director       Senior Vice President      United Kingdom
  30 Rockefeller Plaza                             and Chief Financial
  New York, New York 10112                         Officer of Pearson Inc.
                                                   since 1997. Various
                                                   positions at EMAP plc(1)
                                                   from 1992 to 1996
                                                   including, Director of
                                                   Treasury and Corporate
                                                   Finance and EMAP Radio
                                                   Finance Director.
 Thomas Wharton..............       Director       Vice President--Taxation   United States
  30 Rockefeller Plaza                             and Secretary of Pearson
  New York, New York 10112                         Inc. since 1997.
                                                   Director of Tax from
                                                   1996 to 1997 of Pearson
                                                   Inc. Tax Manager from
                                                   1990 to 1996 of Pearson
                                                   Inc.
 William H. Cowan............  Assistant Secretary Partner of Cowan &         United States
  30 Rockefeller Plaza                             Minetz Chartered(2)
  New York, New York 10112                         since 1989.

                DIRECTORS AND EXECUTIVE OFFICERS OF PEARSON PLC

                                                        PRESENT PRINCIPAL
                                                          OCCUPATION OR
                                                         EMPLOYMENT AND
                                                      FIVE-YEAR EMPLOYMENT
 NAME AND BUSINESS ADDRESS          OFFICE(S)                HISTORY           CITIZENSHIP
 -------------------------          ---------         --------------------     -----------
 David C.M. Bell.............       Director       Executive Director of      United Kingdom
  3 Burlington Gardens                             Pearson plc since 1996.
  London W1X 1LE                                   Chief Executive of The
  England                                          Financial Times(3) from
                                                   1993 to 1996. Director
                                                   of The Financial Times
                                                   from 1989 to 1993.
 Michel David-Weill..........       Director       Non-executive Director     France
  30 Rockefeller Plaza                             of Pearson plc since
  New York, New York 10020                         1970. Chairman and Chief
                                                   Executive of Lazard
                                                   Freres & Co. LLC(4)
                                                   since 1995. General
                                                   Partner from 1977 to
                                                   1995 in Lazard Freres &
                                                   Co. General Partner in
                                                   Lazard Freres et Cie.
                                                   Chairman of Lazard
                                                   Freres & Co., Limited.
                                                   Deputy Chairman of
                                                   Lazard Brothers & Co.,
                                                   Limited.

                DIRECTORS AND EXECUTIVE OFFICERS OF PEARSON PLC
                                  (CONTINUED)

                                                       PRESENT PRINCIPAL
                                                         OCCUPATION OR
                                                        EMPLOYMENT AND
                                                     FIVE-YEAR EMPLOYMENT
 NAME AND BUSINESS ADDRESS          OFFICE(S)               HISTORY            CITIZENSHIP
 -------------------------          --------         --------------------      -----------
 Gregory Dyke................       Director       Executive Director of      United Kingdom
  1, Stephen Street                                Pearson plc since 1996.
  London W1P 1PJ                                   Chairman and Chief
  England                                          Executive of Pearson
                                                   Television since 1995.
                                                   Chairman of Channel 5
                                                   Broadcasting Limited(5).
                                                   Chief Executive of
                                                   London Weekend
                                                   Television from 1987 to
                                                   1994.
 Pehr Gustaf Gyllenhammar....       Director       Non-executive Director     Sweden
  21 Moorfields                                    of Pearson plc since
  London EC2P 2HT                                  1983. Senior Advisor to
  England                                          Lazard Freres & Co.
                                                   LLC(4) since 1996.
                                                   Chairman of MC
                                                   Securities Limited from
                                                   1994 to 1995(6).
                                                   Chairman of the Board
                                                   and Chief Executive
                                                   Officer of AB Volvo from
                                                   1982 to 1993(7).
 Gillian M. Lewis............       Director       Non-executive Director     United Kingdom
  100 Piccadilly                                   of Pearson plc since
  London W1                                        1992. Managing Partner
  England                                          of Heidrick &
                                                   Struggles(8) since 1995.
                                                   Senior Vice-President at
                                                   Nestle SA from 1992 to
                                                   1994(9).
 John C. Makinson............       Director       Finance Director of        United Kingdom
  3 Burlington Gardens                             Pearson plc since 1996.
  London W1X 1LE                                   Managing Director of The
  England                                          Financial Times Group
                                                   from 1994 to 1996(3).
                                                   Partner of Makinson
                                                   Cowell from 1989 to
                                                   1994(10).
 Reuben Mark.................       Director       Non-executive Director     United States
  300 Park Avenue                                  of Pearson plc since
  New York, New York 10022                         1988. Chairman since
  Director                                         1986 and Chief Executive
                                                   Officer since 1984 of
                                                   Colgate-Palmolive
                                                   Company(11).
 Vernon L. Sankey............       Director       Non-executive Director     United Kingdom
  One Burlington Lane                              of Pearson plc since
  London W4 2RW                                    1993. Chief Executive at
  England                                          Reckitt & Colman plc(12)
                                                   since 1991.
 Marjorie M. Scardino........       Director       Chief Executive of         United States
  3 Burlington Gardens                             Pearson plc since 1997.
  London W1X 1LE                                   Chief Executive of The
  England                                          Economist Group Ltd.
                                                   from 1992 to 1996(13).

                DIRECTORS AND EXECUTIVE OFFICERS OF PEARSON PLC
                                  (CONTINUED)

                                                       PRESENT PRINCIPAL
                                                         OCCUPATION OR
                                                        EMPLOYMENT AND
                                                     FIVE-YEAR EMPLOYMENT
 NAME AND BUSINESS ADDRESS          OFFICE(S)               HISTORY            CITIZENSHIP
 -------------------------          --------         --------------------      -----------
 Henry Dennistoun Stevenson
  C.B.E......................  Chairman of the     Chairman of the Board of   United Kingdom
  78-80 St. John's Street       Board of Directors Directors of Pearson plc
  London EC1M 4HR                                  since 1997. Deputy
  England                                          Chairman of the Board of
                                                   Directors of Pearson plc
                                                   from 1996 to 1997. Non-
                                                   executive Director of
                                                   Pearson plc since 1986.
                                                   Chairman of GPA:
                                                   Aircraft Leasing Company
                                                   (14) and of the Trustees
                                                   of the Tate Gallery.
 David M. Veit...............       Director       Executive Director of      United States
  30 Rockefeller Plaza                             Pearson Inc since 1981.
  New York, New York 10112                         Chairman of the Board of
                                                   Directors since 1987 and
                                                   President since 1985 of
                                                   Pearson Inc.
 David J. Verey..............       Director       Non-executive Director     United Kingdom
  21 Moorfields                                    of Pearson plc since
  London EC2P 2HT                                  1996. Chairman of Lazard
  England                                          Brothers & Co.,
                                                   Limited(15) since 1992.
 Anette V. Lawless...........       Secretary      Company Secretary of       Denmark
  3 Burlington Gardens                             Pearson plc since 1992.
  London W1X 1LE
  England

-------
 (1) EMAP plc has its principal office located at 1 Lincoln Court, Lincoln Road, Petersborough, London PE1 2RF, England.

 (2) Cowan & Minetz Chartered has its principal office located at 180 N. LaSalle No. 2901, Chicago, Illinois 60601.

 (3) The Financial Times has its principal office located at 1 Southwark Bridge, London SE1 9HL, England.

 (4) Lazard Freres & Co. LLC has its principal office located at 30 Rockefeller Plaza, New York, New York 10020.

 (5) Channel 5 Broadcasting Limited has its principal office located at 22 Long Acre, London WL2E 9LY, England.

 (6) MC Securities Limited has its principal office located at 1 Undershaft, London EC3A 8CH, England.

 (7) AB Volvo has its principal office located at AB Volvo, S-405 08 Goteberg, Sweden.

 (8) Heidrick & Struggles has its principal office located at 100 Piccadilly, London W1V 9FN, England.

 (9) Nestle SA has its principal office located at Avenue Nestle 55, CH-180 Vevey, Switzerland.

(10) Makinson Cowell has its principal office located at 16-18 St. John Lane, London EC1M 4BS, England.

(11) Colgate-Palmolive Company has its principal office at 300 Park Avenue, New York, New York 10022.

(12) Reckitt & Colman plc has its principal office at One Burlington Lane, London W4 2RW, England.

(13) The Economist Group Ltd. has its principal office located at 25 St. James's Street, London SW1A 1HG, England.

(14) GPA: Aircraft Leasing Company has its principal office located at G.P.A. House, Shannon, Co. Clare, Ireland.

(15) Lazard Brothers & Co., Limited has its principal offices located at 21 Moorfields, London EC2P 2HT, England.

  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           By Mail:                                  By Overnight Delivery:                           By Hand:
ChaseMellon Shareholder Services, L.L.C.  ChaseMellon Shareholder Services, L.L.C. ChaseMellon Shareholder Services, L.L.C.
          Post Office Box 3305              85 Challenger Road, Mail Drop-Reorg                  120 Broadway
       South Hackensack, NJ 07606                Ridgefield Park, NJ 07660                        13th Floor
    Attn: Reorganization Department           Attn: Reorganization Department              New York, New York 10271
                                                                                       Attn: Reorganization Department

           Facsimile Transmission                          Confirm Facsimile by Telephone:
      (For Eligible Institutions Only)                             (201) 296-4860
               (201) 329-8936

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                          77 Water Street, 20th Floor
                           New York, New York 10005

                         (212) 269-5550 (Call Collect)
                                      or
                        CALL TOLL FREE: (800) 755-3105

                     The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC

                             30 Rockefeller Plaza
                           New York, New York 10020
                         (212) 632-6000 (Call Collect)